                                                                     EXHIBIT 2.2

                           DATED: OCTOBER 4TH , 2002


                              SHARE SALE AGREEMENT

                                    BETWEEN

                          CONSOLIDATED WATER CO. LTD.

                                       AND

                 NORTH-AMERICAN MORTGAGE & FINANCE CORPORATION

                                       AND

                  TRANSCONTINENTAL FINANCE CORPORATION LIMITED


                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                 P.O. BOX 709 GT
                                   MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS

                             SHARE SALE AGREEMENT

THIS SHARE SALE AGREEMENT is made this 4th day of October 2002,

BETWEEN:

1. CONSOLIDATED WATER CO. LTD., formerly Cayman Water Company Limited, of Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman (hereinafter "the Purchaser") of the first part; and

2. NORTH-AMERICAN MORTGAGE & FINANCE CORPORATION of Elizabethan Square, George Town, Grand Cayman (hereinafter "NAMF") and TRANSCONTINENTAL FINANCE CORPORATION LIMITED, of Elizabethan Square, George Town, Grand Cayman, (hereinafter "TCF") (together the "Vendors") of the second part.

WHEREAS:

The Purchaser wishes to acquire, inter alia, the issued share capital of Ocean Conversion (Cayman) Limited and Ocean Conversion (BVI) Ltd. owned by the Vendors from the Vendors on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.       INTERPRETATION

         1.1. In this Agreement the following words and expressions have the following meanings (save where (1) expressly otherwise provided or (2) the Agreement otherwise requires):

                  "Andrews" means William T. Andrews and Margaret D. Andrews;

                  "Andrews Agreement" means the Share Sale Agreement between the Purchaser and William T. Andrews and Margaret D. Andrews of even date a copy of which (excluding Schedule 9 thereto), is attached as Schedule 5;

                  "Affiliates" means at any time with respect to a person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

                  "Assignments" means the assignment by NAMF to the Purchaser of its interest in the Profit Sharing Agreement dated December 3rd 1993 (as amended) made between OCBVI and NAMF and the assignment by EGL to the Purchaser of its interest in the Profit Sharing Agreement dated December 3rd 1993 (as amended) made between OCBVI and EGL both in the form set out in
                  Schedule 8 hereto.

                  "Binder Volumes" means the files of documents referred to in clause 9 of Schedule 2, the indexes of which have been marked and initialed by way of confirmation of the contents of such files;

                  "Business" means the business of the supplying, installation, management and operation of seawater desalination plants, as carried out by the Companies on the date of this Agreement;

                  "Business Day" means a day on which class A licensed banks are open for business in the Cayman Islands;

                  "BVI Water Agreement" means An Agreement to Produce Potable Water from Seawater between The Government of the British Virgin Islands and Reliable Water Company, Inc., dated 9 May 1990, as amended by a Supplemental Agreement, dated 14 March 1991, and a Supplemental Agreement #2, dated 24 January 1992;

                  "Cash Consideration" shall mean the cash consideration payable by the Purchaser to the Vendors as calculated pursuant to clause 3.1.1;

                  "Companies" means the companies listed in Schedule 1 in which the Vendors hold issued shares as set out in Schedule 1 or, where the context requires, either of them individually and "Company" shall be construed accordingly. The individual Companies shall be referred to in this Agreement by the initials appearing next to their names in Schedule 1.

                  "Consideration Shares" has the meaning assigned thereto in clause 3.1.2;

                  "Completion" means completion of the sale and purchase of the Shares;

                  "Deed of Termination" means the Deed of Termination of the Profit Sharing Agreement dated July 13th 1993 between EGL and OCC by EGL in favour of OCC in the form attached at Schedule 10;

                  "Disclosure Letters" means the OCC Disclosure Letter and the OCBVI Disclosure Letter or, where the context requires, either of them;

                  "EGL" means Edmund Gibbons Limited, a Bermuda company;

                  "EGL Indemnity" means the indemnity to be given to EGL by the Purchaser in the form attached as Schedule 12 hereto;

                  "Guarantees" means the guarantees given to persons other than the Purchaser in respect of the Companies by the Vendors and EGL, listed at Schedule 6 hereto or, where the context requires, each of such guarantees individually and "Guarantee" shall be construed accordingly;

                  "the Licences" means A Licence to Produce Water from Seawater provided to Ocean Conversion (Cayman) Limited by the Government of the Cayman Islands dated April 25, 1994, a Licence to Produce and Supply Potable Water from Seawater provided to Ocean Conversion (Cayman) Ltd. by the Government of the Cayman Islands dated June 18, 1997 and a Licence to Produce and Supply Water from Seawater provided to Ocean Conversion (Cayman) Ltd. by the Government of the Cayman Islands dated December 31, 2001, all as amended;

                  "Last Accounts" means the audited accounts of the Companies as at June 30th, 2002;

                  "Last Accounts Date" means June 30th, 2002;

                  "Lock up Letter" means a letter related to the Consideration Shares to be delivered by NAMF to the Purchaser in the form attached at Schedule 11 hereto;

                  "NAMF Deed of Release" means the deed of release by NAMF in the form set out in Schedule 3.

                  "NAMF Indemnity" means the indemnity to be given to NAMF by the Purchaser in the form attached as Schedule 12 hereto;

                  "NSD Licence" means a Licence to Produce and Supply Water from Seawater provided to Ocean Conversion (Cayman) Ltd. by the Government of the Cayman Islands dated December 31, 2001;

                  "OCBVI's Auditors" means Deloitte & Touche, British Virgin Islands;

                  "OCC's Auditors" means Deloitte & Touche, Cayman Islands;

                  "OCBVI Shares" means the shares of OCBVI held by the Vendors as set out in Schedule 1;

                  "OCBVI Disclosure Letter" means the letter dated the date hereof written by or on behalf of the Vendors to the Purchaser and signed by the Vendors, relating to OCBVI;

                  "OCC Disclosure Letter" means the letter dated the date hereof written by or on behalf of the Vendors to the Purchaser and signed by the Vendors, relating to OCC;

                  "OCC Shares" means the shares of OCC held by the Vendors as set out in Schedule 1;

                  "Purchase Price" means the consideration payable and the shares of the Purchaser to be allotted and issued by the Purchaser to the Vendors as provided in clause 3.1;

                  "Registration Rights Agreement" means the Registration Rights Agreement in the form attached at Schedule 11 hereto;

                  "RGT Licence" means A Licence to Produce Water from Seawater provided to Ocean Conversion (Cayman) Limited by the Government of the Cayman Islands dated April 25, 1994, as amended by an Amendment to a Licence and a Supplemental Licence to a Licence between the same parties both dated 29 February 1996 and further amended by an Amendment to a Licence between the same parties dated 30 January 2001;

                  "Shares" means the OCBVI Shares and the OCC Shares;

                  "Side Letter" means the Side Letter in the form attached at
                  Schedule 11 hereto;

                  "TCF Deed of Release" means the deed of release by TCF in the form set out in Schedule 3;

                  "Warranties" means the warranties and representations by the Vendors in clause 6;

         1.2. All references in this Agreement to a statutory provision shall be construed as including references to:

                  1.2.1. Any statutory modification, consolidation or re-enactment thereof being in force at Completion;

                  1.2.2. All statutory instruments or orders made pursuant to such statutory provision; and

                  1.2.3. Any statutory provisions of which such statutory provision is a consolidation, re-enactment or modification.

         1.3. In this Agreement any word or expression that imports any gender shall include all genders and the singular shall include the plural and vice versa.

         1.4. Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

         1.5. The schedules hereto form part of this Agreement and shall have effect as if set out herein. Any reference to this "Agreement" (whether in this Agreement or in the schedules hereto) shall include both this Agreement and the schedules hereto.

2.       AGREEMENT FOR SALE

         Subject to the terms and conditions of this Agreement, the Vendors shall sell as beneficial owners and the Purchaser shall purchase the Shares, free from all liens, charges and encumbrances and with all rights attaching to them, with effect from Completion and the Vendors shall execute the Assignments and the Deed of Termination.

3.       PURCHASE CONSIDERATION

         3.1. The Purchase Price for the Shares and the Assignments shall be:-

                  3.1.1. the cash portion of *, subject to adjustment pursuant to clauses 3.2 to 3.5 inclusive in the order that such clauses are set out below; and

---------------
* Omitted pursuant to a request for confidential treatment.

                  3.1.2. the allotment and issue at Completion to NAMF of 185,714 fully paid ordinary shares of a nominal or par value of CI$1.00 each in the capital of the Purchaser, credited as fully paid and nonassessable ("the Consideration Shares") which Consideration Shares shall entitle NAMF to the benefit of the Registration Rights Agreement.

         3.2. The cash portion of * provided for in clause 3.1.1 shall be adjusted (by increasing if the amount is positive or decreasing if the amount is negative the same as necessary) by an amount equal to:

                  3.2.1. 90.91% of the difference between "Actual Gross Equity of OCC" and "Calculated Gross Equity of OCC"; and

                  3.2.2. 47.77% of the difference between "Actual Gross Equity of OCBVI" and "Calculated Gross Equity of OCBVI".

                  "Actual Gross Equity of OCC" is the sum of "Shareholders' Equity" and the "Profit Sharing Agreement Provision" as they appear on the balance sheet of OCC, as at the end of the calendar month immediately prior to Completion. This amount shall be agreed by the parties and in the absence of agreement reached five Business Days prior to Completion shall be determined at the expense of the Purchaser by OCC's Auditors.

                  "Actual Gross Equity of OCBVI" is the sum of "Shareholders' Equity" and the "Profit Sharing Provision" as they appear on the balance sheet of OCBVI, as at the end of the calendar month immediately prior to Completion. This amount shall be agreed by the parties and in the absence of agreement reached five Business Days prior to Completion shall be determined at the expense of the Purchaser by OCBVI's Auditors.

         3.3.     For the purposes of clause 3.2:

                  3.3.1.   "Calculated Gross Equity of OCC" shall mean:

                           3.3.1.1. * if Completion is on or between 1st and
                                    31st October, 2002.

                           3.3.1.2. * if Completion is on or between 1st and
                                    30th November, 2002.

                  3.3.2.   "Calculated Gross Equity of OCBVI" shall mean:

                           3.3.2.1. * if Completion is on or between 1st and
                                    31st of October, 2002.

                           3.3.2.2. * if Completion is on or between 1st and
                                    30th November, 2002.

         3.4. The parties agree that the cash portion of * provided for in clause 3.1.1 as adjusted by clause 3.2 (and applying the provisions of

---------------
* Omitted pursuant to a request for confidential treatment.

                  clause 3.3) is based on the assumption that the business of the Companies, shall, from the end of the calendar month immediately prior to Completion until the date of Completion, be conducted and operated in its usual and normal manner and that they do not suffer or incur any extraordinary, nonrecurring or unusual losses or expenses or make any dividend payments. To the extent that such losses or expenses are incurred or dividends paid during the period aforementioned, the cash portion of * provided for in clause
                  3.1.1 as adjusted by clause 3.2 (and applying the provisions of clause 3.3) shall be decreased as follows:

                  3.4.1. in relation to OCBVI, by 47.77% of the impact of such events on Actual Gross Equity of OCBVI during the period aforementioned; and

                  3.4.2. in relation to OCC, by 90.91% of the impact of such events on Actual Gross Equity of OCC during the period aforementioned.

                  The parties shall agree the amount of any decrease under clauses 3.4.1 and/or 3.4.2; provided that in the absence of agreement as to the amount of such decrease by or on Completion the Purchaser may retain such amount of the Purchase Price as is reasonable and following Completion the amount of the decrease in the Purchase Price shall be determined as soon as reasonably possible at the expense of the Purchaser by the relevant Company's Auditors. Within five
                  (5) working days of such determination, in the event that the amount so retained exceeds the amount so determined the difference shall be paid by the Purchaser to the Vendors and in the event that the amount so retained is less than the amount so determined the difference shall be paid by the Vendors to the Purchaser.

         3.5. The cash portion of * as provided for in clause 3.1.1, as adjusted by clauses 3.2 to 3.4 (inclusive) above shall be further adjusted by increasing the same by a simple interest factor calculated on the same at the rate of 12.5% per annum (based on a 365 day year) calculated daily for the period of July 1, 2002 until the date of Completion.

         3.6. The Cash Consideration shall be paid, at the option of TCF, by way of bankers draft drawn on a Cayman Islands class A licensed bank or wire transfer to TCF and receipt thereof by TCF shall be a good and final discharge of the Purchaser's obligation to make such payment to the Vendors.

4.       CONDITIONS PRECEDENT, RESCISSION AND OTHER PRE-COMPLETION MATTERS

         4.1. Completion is conditional on the following conditions precedent, all of which are for the benefit of the Purchaser:

                  4.1.1.   the contemporaneous completion of the Andrews
                           Agreement;

---------------
* Omitted pursuant to a request for confidential treatment.

                  4.1.2. the approval in writing of the Governor in Council of the Cayman Islands to the purchase by the Purchaser of the OCC Shares pursuant to the Licences;

                  4.1.3. the approval in writing of the Government of the British Virgin Islands for the Purchaser to be a member of OCBVI pursuant to the BVI Water Agreement. NAMF agrees that it shall cause OCBVI to use its best efforts to obtain such approval. The Purchaser agrees that it shall use its best efforts to assist OCBVI in obtaining such approval; and

                  4.1.4. The approvals and acceptance of resignations described in clause 7.1 below being obtained.

         4.2. If either of the condition precedents 4.1.2 or 4.1.3 above is not fulfilled (or, at the option of the Purchaser, waived in writing) or if the Andrews Agreement is validly rescinded in accordance with the terms thereof by or on October 31, 2002, (or such later date as the parties may in writing agree) this Agreement shall cease to have effect and each party shall have no further claim under it against the other.

         4.3. If condition precedent 4.1.1 above is not fulfilled by or on October 31, 2002 (or such later date as the parties may agree in writing) (1) the Purchaser may, provided the non-fulfillment of such condition precedent is due to an act or omission of the Vendors or the Andrews and (2) the Vendors may, provided the non-fulfillment of such condition precedent is due to an act or omission of the Purchaser either:

                  4.3.1. defer Completion not more than 28 days after the due date and the provisions of this clause 4.3, including this sub-clause, shall apply to Completion as so deferred; or

                  4.3.2. in the case of the Purchaser, waive condition precedent 4.1.1 and pursue all remedies available to it; or

                  4.3.3. in the case of the Vendors, proceed to Completion so far as practicable (without prejudice to its rights hereunder) and pursue all other remedies available to it as if condition precedent 4.1.1 did not exist; or

                  4.3.4. rescind this Agreement in which case this Agreement shall cease to have effect and each party shall have no further claim under it against the other.

5.       COMPLETION

         5.1. Completion shall take place at the offices of the Purchaser's attorneys, Charles Adams, Ritchie & Duckworth, 4th Floor Zephyr House, Mary Street, George Town, Grand Cayman on November 29, 2002 at 10:00 in the forenoon or such earlier date as the Purchaser may specify after giving five Business Days notice to the Vendors.

         5.2. At Completion, with regard to OCC, the Vendors shall deliver (or procure the delivery, as the case may be) to the Purchaser of the following:

                  5.2.1. duly completed and signed transfers in favour of the Purchaser of the OCC Shares together with the relevant share certificates;

                  5.2.2.   the TCF Deed of Release duly executed by TCF;

                  5.2.3. the resignations of all of the directors and officers of OCC (other than William T. Andrews) with a written acknowledgement in such form as the Purchaser may require that such persons have no claim against OCC;

                  5.2.4.   the Deed of Termination duly executed by EGL and OCC;
                           and

                  5.2.5. the opinion of TCF's counsel, Campbell's Attorneys-at-Law, in relation to TCF in the form set out in Schedule 9.

         5.3. At Completion, with regard to OCBVI, the Vendors shall deliver (or procure the delivery, as the case may be) to the Purchaser of the following:

                  5.3.1. duly completed and signed transfers in favour of the Purchaser or, if so required by clause 8.3 below, in favour of DesalCo Limited, of the OCBVI Shares together with the relevant share certificates;

                  5.3.2.   the NAMF Deed of Release duly executed by NAMF;

                  5.3.3. the resignations of all of the directors of OCBVI appointed by NAMF and the resignations of Sir David Gibbons, James L. Gibbons, Lt. Col. David Gibbons and Peter Harty from any position they have as officers of OCBVI with a written acknowledgement in such form as the Purchaser may require that such persons have no claim against OCBVI;

                  5.3.4.   the duly executed Assignments; and

                  5.3.5. the opinion of NAMF's counsel, Campbell's Attorneys-at-Law, in relation to NAMF in the form set out in Schedule 9.

         5.4. At Completion or as soon as practicable thereafter, with regard to OCC, the Vendors shall deliver or make available to the Purchaser:

                  5.4.1. The seals, including any duplicates, and Certificates of Incorporation of the OCC, and the Certificate of Change of Name of OCC;

                  5.4.2. The statutory books, books of account and records of OCC, complete and up to date, all in a method of transmittal reasonably satisfactory to the Purchaser provided that the Vendors may retain and keep copies of all records relating to the sale of the Shares contemplated hereby; and

                  5.4.3. The appropriate forms to amend the mandates given by the Companies to their bankers.

         5.5.     At Completion:

                  5.5.1 NAMF shall execute, date and deliver to the Purchaser the Lock-up Letter, the Side Letter and the Registration Rights Agreement; and

                  5.5.2 the Vendors shall repay all monies then owing by them to the Companies, whether due for payment or not.


         5.6. At or prior to Completion board meetings of OCC shall be held (or resolutions passed) at which:

                  5.6.1. Such persons as the Purchaser may nominate shall be appointed additional directors and officers;

                  5.6.2.   the transfers of the OCC Shares referred to in clause
                           5.2.1 shall be approved; and

                  5.6.3. The resignations referred to in clause 5.2.3 shall be submitted and accepted.

         5.7. At or prior to Completion board meetings of OCBVI shall be held (or resolutions passed) at which:

                  5.7.1. the transfers of the OCBVI Shares referred to in clause 5.3.1 shall be approved;

                  5.7.2. the resignations referred to in clause 5.3.3 shall be accepted; and

                  5.7.3.   the Assignments shall be approved.

         5.8. At or prior to Completion the Purchaser shall deliver to the Vendors a copy of a resolution of the board of directors of the Purchaser approving and authorizing the execution and delivery of this Agreement and all documents related to the transactions contemplated by this Agreement and the allotment and issue of the Consideration Shares as fully paid and non-assessable.

         5.9.     On Completion the Purchaser shall:

                  5.9.1. pay the Cash Consideration, in the manner as set out in clause 3.6;

                  5.9.2. deliver to the Vendors a duly executed release of the guarantee by EGL in respect of the obligations of OCC in favour of the

                           Purchaser dated 7th November 1994 in the form attached as Schedule 7;

                  5.9.3. allot and issue to NAMF the Consideration Shares as fully paid and non-assessable and deliver to NAMF or its representative at Completion a duly issued share certificate in respect of the Consideration Shares;

                  5.9.4. duly execute and deliver to the Vendors the ELG Indemnity and the NAMF Indemnity; and

                  5.9.5. deliver to NAMF the duly executed Registration Rights Agreement.

6.       WARRANTIES

         6.1. Subject to all matters or things disclosed in the Disclosure Letters, the Vendors jointly and severally warrant to the Purchaser that, as at the date hereof and, again, as at Completion, the Warranties set out in Schedule 2 are true and accurate in all respects.

         6.2. Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause.

         6.3. The rights and remedies of the Purchaser in respect of any breach of the Warranties pursuant to clause 6.1, clause 6.6 or clause 6.8 shall not be affected by Completion, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

         6.4. The information in and incorporated in the Disclosure Letters shall be deemed to be disclosed again at Completion.

         6.5. The Vendors shall disclose in writing to the Purchaser any matter or thing (other than those matters or things already disclosed in the Disclosure Letters) which may to the knowledge of the Vendors arise or, regardless of when they occurred, become known to the Vendors after the date hereof and before Completion which is inconsistent with any of the Warranties or which might make any such Warranties inaccurate or misleading at Completion.

         6.6. If the Vendors fail to disclose as required by clause 6.5, the Purchaser's remedy shall be whatever remedies are available to the Purchaser without limitation under this Agreement or otherwise.

         6.7. In the event of any of such matters or things as are mentioned in clause 6.5 above being disclosed to the Purchaser before Completion then:

                  (a) if such matter or thing relates to item 3.1.2 of the OCC Disclosure Letter or item 3.10.1 of the OCBVI Disclosure Letter; or

                  (b) if the aggregate effect of such matters or things are such that the Business is materially and adversely affected;

                  the Purchaser may, prior to Completion, rescind this Agreement by notice in writing to the Vendors.

                  For the purposes of clause 6.7(b), the Business shall be deemed to be materially and adversely affected if the Purchaser, had it known of such matters or things, might reasonably have been expected to reduce the Purchase Price by
                  * or more.

                  Other than as provided for in this Agreement, the Purchaser shall not be entitled to rescind this Agreement. Upon such rescission this Agreement shall cease to have effect and each party shall have no further claim under it against the other.

         6.8 For the avoidance of doubt and notwithstanding the provisions of clause 6.7 above, in the event of any such matters or things as are mentioned in clause 6.5 being disclosed to the Purchaser before Completion:

                  (i) which do not give rise to the Purchaser's option of recission pursuant to clause 6.7; or

                  (ii) which do give rise to such option but the Purchaser does not elect to exercise such option;

                  the Purchaser shall be entitled to claim damages for breach of the terms of this Agreement.

         6.9 The Purchaser shall not be entitled to exercise its rights of rescission under clause 6.7 without first giving the Vendors seven days in which to remedy such matter or thing to the reasonable satisfaction of the Purchaser and, if necessary, the date set for Completion shall be deferred to such later date (being no later than the later of (i) seven days from the giving of notice by the Purchaser of his decision to rescind and (ii) the date on which Completion would have taken place had the right of rescission not arisen) as shall give the Vendors the opportunity to remedy the matter or thing to the reasonable satisfaction of the Purchaser.

         6.10 The provisions of Schedule 4 shall operate to limit the liability of the Vendors under and in respect of the provisions of clauses 3.4 and 6 of this Agreement and the Warranties set out in Schedule 2 of this Agreement; provided that such limitations shall in no way be exclusive limitations and shall not prevent the Vendors or the Purchaser from relying on any other provisions of this Agreement or any legal principle with a view to limiting their liability hereunder.

         6.11 The Purchaser hereby represents and warrants to the Vendors as follows:

---------------
* Omitted pursuant to a request for confidential treatment.

                  The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         6.12 The Purchaser acknowledges that it has not entered into this Agreement in reliance upon any warranty, representation or promise other than those set forth in this Agreement.

7.       COVENANTS BY THE PURCHASER

         7.1. It is acknowledged and agreed by the parties that the approval of the board of directors of OCBVI is required for the transfer of the OCBVI Shares held by NAMF to the Purchaser hereunder and for the approval of the Assignments referred to in clause 5.7 above and for the acceptance of the resignations of the directors and officers referred to in clause 5.7 above. The Purchaser agrees to use its best efforts at its own expense to conclude and execute an agreement satisfactory to it substantially in the form contained in an email addressed to Glenn Harrigan dated September 18th 2002 with Sage Water Holdings (BVI) Ltd., or other such agreement as is satisfactory to the Purchaser to obtain such approvals and acceptance. Subject to execution of such agreement, the Purchaser agrees to use its best endeavors to cause Sage Water Holdings (BVI) Ltd. to cooperate in the holding of a board meeting or the passing of directors' resolutions (as the case may be) prior to Completion at which the resolutions and matters described at clause 5.7 above are passed, accepted and approved.

         7.2. The Purchaser shall on or as soon as possible after Completion secure the full and final release of the Vendors and EGL from the Guarantees (and the Purchaser shall offer its own guarantees upon the same terms as the Guarantees in substitution therefor if necessary to secure such release) and shall procure that the Guarantees are returned to the Vendors or to EGL and the Purchaser shall, pending such release, fully and effectively indemnify the Vendors and EGL and each of them and keep them indemnified against any and all liability, cost or expense of the Vendors and EGL and each of them under or in respect of the Guarantees. In this regard, the Purchaser shall duly execute and deliver to the Vendors the EGL Indemnity and the NAMF Indemnity. The release of EGL from the Guarantee in favour of the Governor of the Cayman Islands shall be in the form set out at Schedule 7 or, in the event that a release in such form cannot be obtained, in such other form as is agreed with or is reasonably acceptable to the Vendors. The releases of the Guarantees in favour of the

                  Bank of N.T. Butterfield & Son Limited shall be in such form as is reasonably acceptable to the Vendors.

         7.3. The Purchaser shall, on Completion, release EGL from its guarantee in respect to the obligations of OCC in favour of the Purchaser dated 7th November 1994 by duly executing and delivering to the Vendors a release from such guarantee in the form set out in Schedule 7.

8.        GENERAL

         8.1. Subject to the terms and conditions of any confidentiality agreements binding on the Purchaser, except as provided herein, and where necessary for Completion by disclosing the minimum amount of information necessary, no announcement of any kind shall be made with respect to the subject matter of this Agreement unless specifically agreed in writing between the parties. Subject to the terms and conditions of any confidentiality agreements binding on the Purchaser, the Vendors agree that the Purchaser may, without any prior notice or consultation with the Vendors, make such announcements and disclosures as may be required pursuant to the relevant laws, rules or regulations relating to the listing or offering of the Purchaser's shares on the NASDAQ Exchange. This clause shall survive Completion.

         8.2. If this Agreement ceases to have effect the Purchaser will release and return to the Vendors all documents provided to the Purchaser or its advisers by the Vendors in connection with this Agreement and will not use, disclose or make available to any other person any information which it or its advisers have been given in respect of the Companies and which is not in the public domain.

         8.3. This Agreement shall be binding upon each party's successors and assigns but, none of the rights of the parties under this Agreement or the Warranties may be assigned or transferred. Notwithstanding the aforesaid, the Vendors agree that the Purchaser may, at its option, assign the right to take title to the OCBVI Shares held by NAMF to DesalCo Limited and such assignment shall be effected by written notice delivered to NAMF by the Purchaser.

         8.4. Save as otherwise agreed in writing or provided herein, all expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the party who incurred the liability.

         8.5. Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

         8.6. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be served by delivering the same by hand or by sending the same by facsimile or reputable courier service and shall be deemed given, if sent by hand, when delivered, if sent by facsimile, upon the date stated in the transmission report or, if sent by courier service, on delivery by the relevant courier service, in each case, to the address set out below or such other address as is notified by the relevant person from time to time, provided that a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt shall only be deemed to be given on the next working day in that place:


                  (a)      if to the Purchaser,

                           Consolidated Water Co. Ltd.

                           Trafalgar Place
                           West Bay Road
                           P.O. Box 1114 GT
                           Grand Cayman
                           Facsimile:+l (345) 949-2947


                  (b)      if to the Vendors,

                           North-American Mortgage & Finance Corporation Transcontinental or Finance Corporation Limited

                           21 Reid Street
                           Hamilton HM11
                           Bermuda
                           Facsimile:+l 441 295 1040

         8.7. If any of the provisions of this Agreement is found by any Court or any other competent authority to be void or unenforceable, that provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

         8.8. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect hereto, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

         8.9. Each party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties, or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

         8.10. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

9.       GOVERNING LAW AND JURISDICTION

         9.1. This Agreement is governed by and shall be construed in accordance with the laws of the Cayman Islands.

         9.2. The parties hereto agree that the Courts of the Cayman Islands shall have the jurisdiction to settle any disputes that may arise in connection with this Agreement and that any judgment or order of a Cayman Islands Court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This clause shall not limit the right of either party hereto to bring proceedings against the other party in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

         9.3. The parties hereto waive any objection which they may have to the courts of the Cayman Islands on the grounds of venue or forum non-conveniens or any similar grounds as regards proceedings in connection with this Agreement and they consent to service of process by mail or by any other manner permitted by the relevant law.

AS WITNESS WHEREOF the parties hereto have set their hands and date first above written.


SIGNED for and on behalf of
Consolidated Water Co. Ltd
by Jeffrey M. Parker                     )
duly authorised and in the presence of:  )    /s/ Jeffrey M. Parker
                                              ----------------------------------
                                              Jeffrey M. Parker, Chairman of the
                                              Board and Chief Executive Officer


/s/ Richard L. Finlay
----------------------------------------
Witness
Witness name: Richard L. Finlay
Address: P.O. Box 709 GT Cayman Islands
Occupation: Attorney-at-Law

SIGNED for and on behalf of             )
North-American Mortgage & Finance       )
Corporation by Campbell Securities      )
Limited                                 )
duly authorised and in the presence of: )     /s/ John Wolf
                                              ----------------------------------
                                              John Wolf, Director of Campbell
                                              Securities Limited
                                              attorney-in-fact


/s/ Richard L. Finlay
----------------------------------------
Witness
Witness name: Richard L. Finlay
Address: P.O. Box 709 GT Cayman Islands
Occupation: Attorney-at-Law

SIGNED for and on behalf of             )
Transcontinental Finance Corporation    )
Limited by Campbell Securities Limited  )
duly authorised and in the presence of: )     /s/ John Wolf
                                              ----------------------------------
                                              John Wolf, Director of Campbell
                                              Securities Limited
                                              attorney-in-fact


/s/ Richard L. Finlay
----------------------------------------
Witness
Witness name: Richard L. Finlay
Address: P.O. Box 709 GT Cayman Islands
Occupation: Attorney-at-Law